Exhibit 10.17.1

CONFIRMATION AGREEMENT

This Confirmation Agreement (this “Agreement”) is made and effective as of July 12, 2021 among MINERA PLATA REAL, S. DE R.L. DE C.V., a Mexico variable capital company (a “sociedad de responsabilidad limitada de capital variable” in Spanish) (“MPR”), OPERACIONES SAN JOSÉ DE PLATA S. DE R.L. DE C.V., a Mexico variable capital company (“Operaciones”), Servicios San José de Plata S. de R.L. de C.V., a Mexico variable capital company (“SSJ”) (MPR, Operaciones and SSJ, collectively, the “LGJV”), GATOS SILVER, INC., a corporation formed under the laws of the State of Delaware (formerly, Sunshine Silver Mining & Refining Corporation) (“GSI”), and DOWA METALS & MINING CO., LTD., a corporation incorporated under the laws of Japan (“Dowa”, and collectively with the LGJV and GSI, the “Parties”).

Background

A.	Reference is made to (i) the Unanimous Omnibus Partner Agreement, dated January 1, 2015 (as amended, the “Partner Agreement”), entered into among the Parties, and (ii) the Term Loan Agreement, dated July 11, 2017 (the “Term Loan Agreement”), entered into among the same Parties.

B.	Dowa directly owns 30% of the equity interests of each of MPR and Operaciones, and GSI directly owns 70% of the equity interests in each of MPR and Operaciones.

C.	To meet the ongoing capital needs of the LGJV, the Parties entered into the Term Loan Agreement, pursuant to which Dowa loaned $210,000,000 to the LGJV to be repaid on or before December 29, 2027. As of the date of this Agreement the total amount of principal and capitalized interest outstanding and owed to Dowa under the Term Loan Agreement is approximately $206,900,000 (the “Term Loan Balance”).

D.	To facilitate the repayment of all amounts owed to Dowa under the Term Loan Agreement, GSI has agreed to advance a loan to the LGJV in an aggregate amount equal to 70% of the then outstanding Term Loan Balance (the “GSI Term Loan Portion”), which loan will subsequently be converted into a capital contribution, and Dowa has agreed to convert the remaining 30% of the Term Loan Balance into a capital contribution.

E.	In exchange for Dowa agreeing to the transactions contemplated herein, the Parties have agreed, as set forth below that GSI will pay to Dowa a closing fee equal to $10,000,000 (the “Closing Fee”).

F.	In connection with the execution of this Agreement, the Parties hereto and Bank of Montreal, Chicago Branch will enter into that certain escrow agreement (the “Escrow Agreement (Term Loan)”), with U.S. Bank National Association, a national banking association (the “Escrow Agent”) providing for the escrow and release of certain payments and documents as further set forth herein in order to facilitate the transactions contemplated hereby. The Escrow Agreement (Term Loan) will be in form and substance acceptable to the Parties, acting reasonably, substantially in the form attached hereto as Exhibit A.

Unless expressly defined in this Agreement or unless context otherwise requires, capitalized terms used herein will have the meanings specified in the Partner Agreement.

Agreements

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Pre-Closing Flow of Funds and Certain Other Matters.

(a)	On or before September 30, 2021 (the “Initial Funding Date”) and after satisfaction or waiver of the conditions set out in Section 6, below, GSI shall deposit or cause to be deposited into an escrow account maintained by the Escrow Agent (the “Escrow Account”), each such deposit to be held in accordance with the terms of this Agreement and the Escrow Agreement (Term Loan), an amount that equals (i) the GSI Term Loan Portion; plus (ii) the Closing Fee, by one or more wire transfers of immediately available funds pursuant to the wire instructions attached hereto as Exhibit B.

(b)	Immediately after the Escrow Agent’s confirmation that it has received the deposit required under Section 1(a), and in any event no later than September 30, 2021 (but subject to the Escrow Agent’s confirmation that it has received such deposit) (the “Second Funding Date”):

(i)	The Parties shall instruct the Escrow Agent to release from the Escrow Account to the LGJV, by wire transfer of immediately available funds, as follows:

(A)	the applicable portion of the GSI Term Loan Portion shall be released to MPR necessary for MPR to repay its portion of the then outstanding amount of Term Loan attributable to the GSI Term Loan Portion (the “MPR GSI Payoff”) pursuant to the wire instructions attached hereto as Exhibit B; and

(B)	the applicable portion of the GSI Term Loan Portion shall be released to Operaciones necessary for Operaciones to repay its portion of the then outstanding amount of Term Loan attributable to the GSI Term Loan Portion (the “Operaciones GSI Payoff” and collectively with the MPR GSI Payoff, the “Payoffs”) pursuant to the wire instructions attached hereto as Exhibit B.

(ii)	Immediately following the LGJV’s receipt of the Payoffs from the Escrow Agent under Section 1(b)(i), the LGJV shall deposit or cause to be deposited an amount equal to the aggregate of: (A) the Payoffs; (B) any remaining interest and any other amounts payable to Dowa pursuant to the Term Loan Agreement on the Closing Date; and (C) US$1,584,677.57 (collectively, the “LGJV Payment”), by wire transfer of immediately available funds to the Escrow Agent pursuant to the wire instructions attached hereto as Exhibit B to be held in accordance with the terms of this Agreement and the Escrow Agreement (Term Loan).

(c)	Promptly following the Second Funding Date and the Escrow Agent’s confirmation that it has received the LGJV Payment from the LGJV under Section 1(b)(ii), and in any event no later than Outside Date (as defined herein), the Parties shall instruct the Escrow Agent to release from the Escrow Account an amount equal to the sum of the LGJV Payment and the Closing Fee (“Closing Payment Amount”), to Dowa.

Each Party hereto shall take all actions reasonably required under the Escrow Agreement (Term Loan) necessary for the Escrow Agent to make the releases contemplated by this Section 1. The “Closing Date” is the date on which the releases contemplated by this Section 1(c) are completed by the Escrow Agent and received by Dowa.

2.	GSI Makes a Loan to the LGJV. On the Second Funding Date, GSI shall make a loan in the principal amount equal to the Payoffs to the LGJV, of which: (i) the MPR GSI Payoff will be loaned to MPR; and (ii) the Operaciones GSI Payoff will be loaned to Operaciones. The loan of the Payoffs shall be subordinate to the Term Loan Agreement. The loan of the Payoffs shall bear interest, and the LGJV shall be permitted to pre-pay, in part or in full, the loan of the Payoffs at any time without penalty. The loan of the Payoffs shall be evidenced by (i) a promissory note from MPR payable to GSI in form and substance acceptable to the Parties, acting reasonably, and substantially in the form attached hereto as Exhibit C, (ii) a promissory note from Operaciones payable to GSI in form and substance acceptable to the Parties, acting reasonably, substantially in the form attached hereto as Exhibit D, (iii) GSI’s deposit of the GSI Term Loan Portion in accordance with Section 1(a), and (iv) the Escrow Agent’s release of the Payoffs in accordance with Section 1(b)(i).

3.	Prepayment of Portion of the Term Loan Balance. On the Closing Date, the LGJV will be deemed to have repaid a portion of the Term Loan Balance equal to the Payoffs and the interest portion of the LGJV Payment (excluding, for certainty the amount referred to in Section 1(b)(ii)(C)) (“Closing Date Term Loan Repayment Amount”) by virtue of the LGJV having deposited the LGJV Payment with the Escrow Agent and the Escrow Agent’s subsequent release of the Closing Payment Amount to Dowa.

4.	Dowa and GSI Capital Contributions to the LGJV. On the Closing Date, in accordance with their respective Participating Interests and only after Dowa has confirmed its receipt of the Closing Payment Amount pursuant to Section 3, each of Dowa and GSI shall make, and shall be deemed to have made, the following Capital Contributions to the LGJV in the ratio of their respective Participating Interests:

(a)	For GSI, in an amount equal to the Payoffs, by converting the loan of the Payoffs to capital in the LGJV; and

(b)	For Dowa, in an amount equal to the remaining balance of all amounts owed to Dowa under the Term Loan Agreement after receipt of the Closing Date Term Loan Repayment Amount and allocation of the Closing Date Term Loan Repayment Amount portion of the Closing Payment Amount to repayment of the Term Loan Balance, by converting such remaining balance to capital in the LGJV.

Each of the foregoing Capital Contributions will be deemed to have been made immediately after receipt by Dowa of the Closing Payment Amount.

The LGJV acknowledges and agrees to the foregoing and shall reflect the transactions contemplated by this Section 4 in its corporate records by updating the capital accounts of each of Dowa and GSI to reflect their respective Capital Contributions. The Parties acknowledge and agree that following the consummation of the transactions contemplated by this Agreement, all amounts owing under each of the loan of the Payoffs and the Term Loan Agreement will have been satisfied in full.

5.	No Withholding. The Parties acknowledge and agree that the terms of Section 2.7 of the Term Loan Agreement will apply to all payments required to be made to Dowa pursuant to this Agreement.

6.	Conditions, Board Approvals; Public Announcements.

(a)	Each of the Parties hereto acknowledges and agrees that Dowa’s obligations under and performance of this Agreement are expressly conditioned upon: (i) Dowa’s receipt of: (A) the approval from Dowa’s board of directors of this Agreement and the transactions contemplated hereby; and (B) the approval from the board of directors of Dowa’s parent, Dowa Holdings, to this Agreement and the transactions contemplated hereby (such approvals, together the “Dowa Board Approvals”), and each such board of directors shall make its determination of whether to approve this Agreement and the transactions contemplated hereby in its absolute and sole discretion; (ii) GSI’s receipt of the GSI Board Approval (as defined below) and the occurrence of the GSI Issuance (as defined below); and (iii) any debt financing portion of the GSI Issuance (as defined below) shall be subject to the applicable terms of the Partner Agreement and, if a pledge of GSI’s Interest is required in connection with such debt financing: (x) the lender will be required to enter into a direct agreement with Dowa, on terms and conditions acceptable to Dowa, acting reasonably; and (y) no pledge of GSI’s Interest will be permitted prior to repayment in full of all obligations under the Term Loan Agreement.

(b)	Each of the Parties hereto acknowledges and agrees that GSI’s obligations under and performance of this Agreement are expressly conditioned upon: (i) Dowa’s receipt of the Dowa Board Approvals; (ii) GSI’s receipt of the approval from GSI’s board of directors of this Agreement and the transactions contemplated hereby (the “GSI Board Approval”), and the board of directors shall make its determination of whether to approve this Agreement and the transactions contemplated hereby in its absolute and sole discretion; and (iii) GSI’s issuance of debt or equity securities with net proceeds in an amount equal to or greater than the GSI Term Loan Portion under Section 1(a) on or before September 30, 2021 (the “GSI Issuance”).

(c)	In the event any Party hereto proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such Party shall so advise the other Parties hereto, and the Parties shall thereafter use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. No Party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other Parties’ prior written consent, except as may be required by applicable law, including, but not limited to, any applicable laws associated with the GSI Issuance. Notwithstanding the forgoing, in no event shall any such press release or public announcement be made prior to written confirmation that the Dowa Board Approvals and the GSI Board Approval have both been obtained.

7.	Termination. This Agreement shall terminate: (i) immediately upon written notice from one Party to the others in the event that the conditions specified above are not satisfied or waived on or before the dates specified, unless the Parties mutually agree in writing to extend such dates; (ii) immediately upon written notice from GSI to the other Parties hereto that GSI has not received the GSI Board Approval; or (iii) immediately upon written notice from either Dowa or GSI to the other Parties hereto if for any reason the Closing Date does not occur by October 15, 2021 (the “Outside Date”), unless the Parties mutually agree in writing to extend the Outside Date. If this Agreement is terminated in accordance with the terms hereof, then the transactions contemplated hereby shall be automatically abandoned and the terms and provisions hereof shall be of no force or effect. For clarity, if this Agreement is terminated pursuant to the terms hereof, then: (a) the Parties shall instruct the Escrow Agent to return to the applicable party all deposits received by the Escrow Agent pursuant to this Agreement, including all executed signature pages; (b) the Arrangement Fee (as defined under the Term Loan Agreement) shall continue to accrue under the Term Loan Agreement; and (c) the Term Loan Agreement will continue in full force and effect, without any amendments, modifications or otherwise as contemplated by this Agreement.

8.	Further Assurances. Each Party hereby agrees, at the expense of the LGJV, to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby, including (a) participating in a partners’ meeting to confirm and ratify approval by the LGJV of such transactions; and (b) cause the transactions described above to be recorded in the corporate records of the LGJV. Dowa hereby agrees to, at the LGJV’s expense, execute and deliver documents to authorize the release of Security (as defined in the Term Loan Agreement) granted under the Term Loan Agreement and the Amending Agreement to the Partnership Shares Collateral Agreement, dated December 7, 2017 (as may be amended, modified and/or supplemented from time to time, including but not limited to the Second Amending Agreement to the Partnership Shares Collateral Agreement) in accordance with the terms thereof on or as soon as reasonably practicable after the Closing Date.

9.	Representations and Warranties. Each Party hereby represents and warrants to each other Party that, as of the date hereof and the Closing Date:

(a)	Such Party has full power, authority and legal right to enter into this Agreement and the other documents contemplated hereby to which it is a Party and to perform all its obligations hereunder and thereunder.

(b)	This Agreement and the other documents contemplated hereby to which such Party is a Party have been duly executed and delivered by such Party, and this Agreement and the other documents contemplated hereby to which it is a Party constitute the legal, valid and binding obligation of such Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(c)	The execution, delivery and performance of this Agreement and of the other documents contemplated hereby to which such Party is a Party (A) are within such Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Party’s organizational and governing documents, (B) will not conflict with or violate any law or regulation, or any judgment, order or decree of any governmental authority, (C) will not require the approval and/or consent of any governmental authority or any other person, and (D) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under the provisions of any agreement, instrument, or other document to which such Party is a Party or by which it or its property is a Party or by which it may be bound.

10.	Notices. All notices required or permitted hereunder will be in writing and will be deemed effectively given:

(a)	upon personal delivery to the Party to be notified;

(b)	five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(c)	one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications will be sent as follows:

If to Dowa and/or	Dowa Metals & Mining Co., Ltd.
the LGJV, to:	14-1, Sotokanda 4-Chome

Chiyoda-ku, Tokyo 101-0021 Japan

Attn: Hideo Kudo

Director, General Manager

Resource Development &

Raw Materials Department

kudoh@dowa.co.jp

Telephone: +81 3-6847-1201

with a copy to (which will not constitute notice to Dowa):

Torys LLP

1114 Avenue of the Americas

23rd Floor

New York, NY 10036

Attn: Don Bell

dbell@torys.com

Telephone: +1 (212) 880-6118

If to GSI and/or	8400 E. Crescent Parkway, Suite 600
the LGJV, to:	Greenwood Village, CO 80111

Attn:	Roger Johnson, CFO
Telephone:	+1 (303) 784-5350
E-mail:	rjohnson@gatossilver.com

with a copy to (which will not constitute notice to GSI):

Snell & Wilmer L.L.P.

1200 17th St #1900

Denver, Colorado 80202

Attn: Jason B. Brinkley

Email: jbrinkley@swlaw.com

Telephone: +1 (303) 634-2066

11.	Severability. The determination that any provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of the remaining provisions or of that provision under other circumstances. Any invalid or unenforceable provision will be enforced to the maximum extent permitted by law.

12.	Counterparts. This Agreement may be executed in counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission has the same legal effect as an original signed copy.

13.	Governing Law. This Agreement and the rights and obligations of the Parties hereunder will be construed in accordance with and be governed by the internal laws of the state of New York without regard to its conflicts of laws principles.

14.	Amendments, Assignments. All amendments to this Agreement must be in writing and signed by the Parties hereto. No Party may assign its rights hereunder, in whole or in part, without the consent of the other Parties.

15.	Currency. Unless otherwise stated, all references to currency, monetary values and dollars (including “$”) set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

16.	Dates. Unless otherwise stated, all dates set forth herein shall mean such date in the United States.

17.	Entire Agreement. This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The amendments, modifications and waivers contained herein with respect to the agreements expressly referenced herein shall not be construed as an amendment or modification to, or waiver of any provision of, any other agreement or understanding among any of the Parties hereto, including, without limitation, the Priority Distribution Agreement, dated May 30, 2019, by and between Dowa, GSI and the LGJV, which remains in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Confirmation Agreement as of the date first set forth above.

DOWA METALS & MINING CO., LTD.

By:	/s/ Toshiaki Suyama
Name: Toshiaki Suyama Title: President

GATOS SILVER, INC.

By:	/s/ Stephen Orr
Name: Stephen Orr Title: Chief Executive Officer

MINERA PLATA REAL, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
Name: Roger Johnson Title: Treasurer

OPERACIONES SAN JOSE DE PLATA, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
Name: Roger Johnson Title: Treasurer

Servicios San José de Plata S. de R.L. de C.V.

By:	/s/ Roger Johnson
Name: Roger Johnson Title: Treasurer

EXHIBIT A

Escrow Agreement (Term Loan)

EXHIBIT B

Wire Instructions

EXHIBIT C

MPR Note

EXHIBIT D

Operaciones Note